Exhibit 99.1

Connecticut Water Service, Inc. 93 West Main Street Clinton, Connecticut 06413-1600

Mid-Year Report

September 2016

Dear Shareholders:

This past May, Connecticut Water Service, Inc.’s (CTWS) Board of Directors increased the annual dividend rate on our common shares by 6 cents to $1.13 per share, which was an increase of 5.6% above the previous annualized cash dividend. Further, this increase also accelerated the timing of the annual increase, which has historically occurred in the third quarter of the year. That acceleration, combined with the increase, projects to a 6.2% increase in actual cash dividends paid in the year ended, December 31, 2016 versus 2015. The dividend increase on common shares became effective with the quarterly cash dividend payment of $0.2825 per common share that was paid on June 15, 2016.

The cash dividend increase, the largest since the Company was founded 60 years ago, affirms the Board of Directors’ confidence that our long-term strategy of growth through prudent acquisitions, infrastructure investment, and providing world-class service to our customers will continue to deliver solid financial performance. CTWS has a proud track record of increasing its cash dividend payment in each of the last 47 years and has paid a dividend without interruption or reduction in every quarter since its founding in 1956.

For the six month period ending June 30, 2016, we reported earnings of $1.19 per share, on Net Income of $13.1 million, compared to $1.07 per share, on Net Income of $11.8 million, reported for the comparable period of 2015. The Company saw an increase in revenues related to recovery of costs for completed infrastructure replacement projects through the Water Infrastructure and Conservation Adjustment (WICA) in Connecticut and the Water Infrastructure Charge (WISC) in Maine, as well as a general rate increase in Maine’s Biddeford Saco division. In addition, Net Income from Water Operations for the six month period was positively impacted in 2016 and 2015 by one-time items. Net Income increased $1.8 million in the first six months of 2016 compared to 2015 after removing the one-time items.

Installation has been completed on the 5-mile long pipeline to serve UConn and Mansfield. When the pipeline is placed in service it will bring additional water supply to the University of Connecticut’s Storrs Campus (UConn) and the town of Mansfield. The Connecticut Water Company (Connecticut Water) will have the ability to supply an average of 1.2 million gallons per day to UConn and the town of Mansfield to meet the long-term growth plans of the community.

On July 10, CTWS filed an application with the Connecticut Public Utilities Regulatory Authority (PURA) to acquire the Heritage Village Water Company (HVWC). HVWC serves 4,700 water and 3,000 wastewater customers in the Connecticut towns of Middlebury, Oxford, and Southbury. HVWC owns and operates the only investor wastewater utility regulated by PURA.

For additional information about these matters, please visit the Company’s website at www.ctwater.com. The ‘News’ section provides access to our news releases. E-mail alerts are available for news releases, end of the day stock quotes, SEC filings, events and presentations, and when new investor related items are posted to the Web site. You may sign-up for the alerts at http://ir.ctwater.com/investors/investor-resources/email-alerts/default.aspx.

On behalf of the passionate and dedicated professionals who work hard to keep your company successful, I thank you for your continued support.

Very truly yours,

Eric W. Thornburg

Chairman, President and CEO

Connecticut Water Service, Inc. & Subsidiaries

Selected Income Statement Information (unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In thousands except per share amounts)	2016	2015	2016	2015
Operating Revenues	$26,055	$26,624	$47,607	$46,654
Other Water Activities Revenues	321	343	624	653
Real Estate Revenues	—	—	—	—
Service and Rentals Revenues	1,212	1,463	2,443	2,825

Total Revenues	$27,588	$28,430	$50,674	$50,132

Operating Expenses	$15,026	$16,875	$32,555	$32,740
Other Utility Income, Net of Taxes	$188	$205	$343	$360
Total Utility Operating Income	$11,217	$9,954	$15,395	$14,274
Gain on Property Transactions, Net of Taxes	$—	$—	$—	$—
Non-Water Sales Earnings (Services and Rentals), Net of Taxes	$406	$375	$801	$744
Net Income	$9,943	$8,675	$13,091	$11,778
Net Income Applicable to Common Shareholders	$9,933	$8,665	$13,072	$11,759
Basic Earnings Per Average Common Share	$0.90	$0.79	$1.19	$1.07
Diluted Earnings Per Average Common Share	$0.89	$0.77	$1.17	$1.05
Basic Weighted Average Common Shares Outstanding	11,004	10,958	10,998	10,941
Diluted Weighted Average Common Shares Outstanding	11,223	11,157	11,217	11,151
Book Value Per Share	$20.52	$19.36	$20.52	$19.36

Condensed Consolidated Balance Sheets (unaudited)

(In thousands)	June 30, 2016	June 30, 2015

ASSETS
Net Utility Plant	$568,406	$515,367
Current Assets	30,941	35,704
Other Assets	145,894	142,730

Total Assets	$745,241	$693,801

CAPITALIZATION AND LIABILITIES
Shareholders’ Equity	$230,439	$216,186
Preferred Stock	772	772
Long-Term Debt	200,861	177,302
Current Liabilities	30,273	24,905
Other Liabilities and Deferred Credits	282,896	274,636
Total Capitalization and Liabilities	$745,241	$693,801

	Equity Type	Record Date	Payable Date	Rate

Dividends Declared	Common (NASDAQ GS:CTWS)	September 1, 2016	September 15, 2016	$0.2825
	Preferred A (OTC: CTWSO)	October 3, 2016	October 14, 2016	$0.20
	Preferred 90 (OTC:CTWSP)	October 19, 2016	November 1, 2016	$0.225

	Declaration date	Record Date	Payable Date
Proposed Next Common Stock Dividend Date	November 10, 2016	December 1, 2016	December 15, 2016

Connecticut Water Service, Inc. 93 West Main Street Clinton, Connecticut 06413-1600 FAX (860) 669-5579 Shareholder Info: 860-664-6015 Website: www.ctwater.com

Stock Transfer Agent, Dividend Disbursing Agent and

Agent to Administer Dividend Reinvestment Plan

Broadridge Corporate Solutions, Inc.

1155 Long Island Avenue, Edgewood, NY 11717

1-888-205-0681

On-line information: http://shareholder.broadridge.com/ctwater